BOE Financial Services of Virginia, Inc. Reports 1st Quarter Earnings Increase

•	Net income increased 2.4% for the quarter

•	Earnings per share increased 3.3% and 1.7%, basic and diluted, for the quarter

Tappahannock, VA, April 25, 2006/PR Newswire/ BOE Financial Services of Virginia, Inc. (NASDAQ SmallCap Market: BSXT), parent company of its’ wholly-owned subsidiary Bank of Essex, announced results of operations for the first quarter of 2006. Net income for the first quarter of 2006 was $738,000, a 2.4%, or $17,000 increase over 2005 first quarter income of $721,000. Basic earnings per common share increased from $0.60 in the first quarter of 2005 to $0.62 in the first quarter of 2006. Tangible book value per common share increased from $20.23 at March 31, 2005 to $21.83 per common share at March 31, 2006.

The increase in earnings was primarily attributable to an increase of 2.8%, or $68,000 in net interest income. Net interest income was $2,496,000 in the first quarter of 2006 compared to net interest income of $2,428,000 for the same period in 2005 and increased due to higher loan volumes of 17.3%. Additionally, noninterest income increased $53,000, or 14.7%, to $414,000 in the first quarter of 2006 compared to $361,000 for the same period in 2005.

Increases to net income were offset by an increase of $37,000 in noninterest expenses, a $36,000 decrease in securities gains/losses, a $20,000 increase in provision for loan losses and an increase of $11,000 in income tax expense.

Total assets increased 14.2%, or $33.3 million, from $235.4 million on March 31, 2005 to $268.7 million on March 31, 2006. Total loans increased 17.3%, or $28.0 million, from $162.1 million on March 31, 2005 to $190.1 million on March 31, 2006. Total deposits increased $15.1 million, or 7.4%, from $204.8 million on March 31, 2005 to $219.9 million on March 31, 2006.

George M. Longest, Jr., President and CEO stated: “In 2006 we look forward to occupying our new headquarters in Tappahannock and continuing to provide superior value-added service and market driven products. We will continue to ensure our customers receive the excellent service they are accustomed to, which has enabled us to operate as Bank of Essex for 80 years. I am gratified with the operating and financial increases recorded in the first quarter of 2006.”

Bank of Essex, based in Tappahannock, has six full service banking offices located in Essex, King William, Hanover and Henrico counties, and the Town of West Point. Contact: Bruce E. Thomas, Senior Vice President/Chief Financial Officer 804-443-4343.

Certain statements in the document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in BOE Financial Services of Virginia, Inc.’s filings with the Securities and Exchange Commission.

BOE Financial Services of Virginia, Inc.

(Dollar amounts in thousands, except per share data)

Balance Sheet

	3/31/2006	3/31/2005	Percent Change
ASSETS
Cash and due	$4,959	$5,543	-10.5%
Federal funds sold	—	841	-100.0%
Securities Held-to-Maturity	3,000	3,000	0.0%
Securities Available-for-Sale	51,714	53,856	-4.0%
Equity Securities, restricted, at cost	1,553	843	84.2%
Loans held for sale	844	131	544.3%
Loans, net of unearned income	190,095	162,100	17.3%
LESS: Allowance for loan losses	(2,346)	(2,192)	7.0%

Loans, net	187,749	159,908	17.4%
Bank premises and equipment, net	6,259	6,397	-2.2%
Accrued interest receivable	1,352	1,226	10.3%
Intangible assets	619	744	-16.8%
Other assets	10,685	2,900	268.4%

Total assets	$268,734	$235,389	14.2%

LIABILITIES
Deposits
Non-interest bearing	$27,921	$25,772	8.3%
Interest bearing	191,969	179,059	7.2%

Total Deposits	219,890	204,831	7.4%
Federal funds purchased	4,391	—
Federal Home Loan Bank advances	12,000	—
Accrued interest payable	571	314	81.8%
Other liabilities	960	1,260	-23.8%
Trust preferred capital notes	4,124	4,124	0.0%

Total liabilities	241,936	210,529	14.9%

Minority interest in consolidated subsidiaries	—	—
EQUITY CAPITAL
Common stock	5,996	5,960	0.6%
Surplus	5,282	5,134	2.9%
Retained earnings	15,798	13,552	16.6%
Accumulated other comprehensive income	(278)	214	-229.9%

Total equity capital	26,798	24,860	7.8%

Total liabilities, minority interest, and equity capital	$268,734	$235,389	14.2%

	For the quarter ended 3/31/2006	For the quarter ended 3/31/2005	Percent Change
Income Statement
Interest income	$3,965	$3,350	18.4%
Interest expense	1,469	922	59.3%

Net interest income	2,496	2,428	2.8%
Provision for loan losses	100	80	25.0%

Net interest income after provision for loan losses	2,396	2,348	2.0%

Noninterest income	414	361	14.7%
Securities gains/(losses)	(31)	5	-720.0%
Noninterest expense	1,814	1,777	2.1%
Income taxes	227	216	5.1%

Net income	$738	$721	2.4%

Earnings per share, basic	$0.62	$0.60	3.3%
Earnings per share, fully diluted	$0.61	$0.60	1.7%
Tangible book value per share	$21.83	$20.23	7.9%